As filed with the United States Securities and Exchange Commission on March 30, 2001

                                                      Registration No. ___-_____

--------------------------------------------------------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    --------

                                    Form S-8

                                    --------


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             Verado Holdings, Inc.
            (Exact name of registrant as specified in its charter)

          Delaware                                       33-0521976
  (State or other jurisdiction                        (I.R.S. Employer
of incorporation or organization)                    Identification No.)

                           8390 E. Crescent Parkway
                                   Suite 300
                       Greenwood Village, Colorado 80111
         (Address, including zip code, of principal executive offices)

                             Verado Holdings, Inc.
                    Life Event Celebration Stock Award Plan

                             Verado Holdings, Inc.
                            401(k) Retirement Plan

                                 (Full Title of Plans)

                               Jeffrey L. Dykes
             Senior Vice President, General Counsel and Secretary
                             Verado Holdings, Inc.
                      8390 E. Crescent Parkway, Suite 300
                       Greenwood Village, Colorado 80111
                    (Name and address of agent for service)

                                (303) 874-8010
         (telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------
                                                    Proposed       Proposed
                                                    maximum        maximum
                               Amount               offering       aggregate         Amount of
Title of                       to be                price          offering          registration
securities to be registered    registered           per share      price             fee
-------------------------------------------------------------------------------------------------
Series B Common Stock,         1,500,000 shares(1)  $0.6875 (2)    $1,031,250 (2)    $257.82 (2)
$.0001 par value

Series B Common Stock,         20,000 shares(3)     $0.6875 (2)    $   13,750 (2)    $  3.44 (2)
$.0001 par value
                                                             Total Registration Fee  $261.26 (2)

(1) This amount represents the number of shares reserved to allow the Company to make matching contributions to active participants in the Verado Holdings, Inc. 401(k) Retirement Plan.

(2) Pursuant to Rule 457(h)(1) promulgated under the Securities Act of 1933, the proposed maximum offering price per share, the proposed maximum aggregate offering price, and the amount of registration fee, were calculated based upon the average of the high and low prices of the Registrant's Series B Common Stock as reported in the Nasdaq National Market System on March 26, 2001.

(3) This amount represents the number of shares reserved for issuance under the Verado Holdings, Inc. Life Event Celebration Stock Award Plan, a copy of which is attached hereto as Exhibit 99.1.

                                 INTRODUCTION

     This Registration Statement on Form S-8 is filed by Verado Holdings, Inc., f/k/a FirstWorld Communications, Inc, a Delaware corporation (the "Registrant"), with respect to 1,500,000 shares of the Registrant's Series B Common Stock, par value $.0001 per share, reserved to allow the Registrant to make matching contributions to active participants as of December 31, 2000 in the Verado Holdings, Inc. 401(k) Retirement Plan (the "401(k) Plan"). This Registration Statement is also filed with respect to 20,000 shares of the Registrant's Series B Common Stock, par value $.0001 per share, issuable under the Verado Holdings, Inc. Life Event Celebration Stock Award Plan (the "Life Event Plan"). The Registrant recently changed its name from FirstWorld Communications, Inc. to Verado Holdings, Inc. A copy of the Certificate of Ownership and Merger effecting the name change is attached hereto as Exhibit 3.3.

                                    PART II

                INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

         The following documents, which have heretofore been filed by the Registrant with the United States Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Commission File Number 0-24953, are incorporated by reference in this Registration Statement:

         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed with the Commission March 30, 2001; and

         (b) The description of the Series B Common Stock contained in the Registrant's Form S-1/A filed with the Commission on February 16, 2000, exclusive of the specimen stock certificate attached thereto as Exhibit 4.2. A revised specimen stock certificate is attached to the above-referenced Form 10-K as Exhibit 4.2.

         In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and/or 15(d) of the Exchange Act subsequent to the date this Registration Statement is filed with the Commission and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or de-registering all securities then remaining unsold shall be deemed to be incorporated by reference in and to be a part of this Registration Statement from the respective dates of filing of such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Jeffrey L. Dykes, Esq., Senior Vice President and General Counsel of the Company, has rendered an opinion as to the legality of the securities registered hereby. Mr. Dykes is eligible to participate in the 401(k) Plan and the Life Event Plan. Mr. Dykes owns 3,951 shares of the registrant and owns options to purchase 220,000 shares.

Item 6.  Indemnification of Directors and Officers.

         The General Corporation Law of the State of Delaware (the "DGCL") permits a Delaware corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any civil or criminal action, which they had no reasonable cause to believe was unlawful. The DGCL also provides that a corporation may advance the expenses of defense (upon receipt of a written undertaking to reimburse the corporation if it is ultimately determined that such individual is not entitled to indemnification) and must reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred. The DGCL further provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, except only to the extent a court determines that the person is entitled to indemnity for such expenses that the court should deem proper. The DGCL also permits a corporation to purchase and maintain liability insurance for its directors and officers.

    The Registrant's Certificate of Incorporation and bylaws provide that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented from time to time, indemnify all directors and officers and all other persons whom it has authority to indemnify under Section 145 of the DGCL. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Registrant has entered into indemnification agreements with its officers and directors containing provisions which may require the Registrant, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant maintains insurance on behalf of its directors and officers, insuring them against liabilities that they may incur in such capacities or arising out of such status.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

         Exhibit Number                          Description of Exhibit
         --------------                          ----------------------
              5.1                     Opinion of Jeffrey L. Dykes (opinion re: legality)

             23.1                         Consent of PricewaterhouseCoopers LLP

             23.2                Consent of Jeffrey L. Dykes (included in Exhibit 5.1 hereto)

             24.1                       Power of Attorney (follows signature page)

             99.1               Verado Holdings, Inc., Life Event Celebration Stock Award Plan



Item 9.  Undertakings.

         (a)  The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
              Section 15(d) of the Exchange Act (and, where applicable each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

The Registrant.

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on March 30, 2001.

                              VERADO HOLDINGS, INC.



                              By: /s/ J. Thomas McGrath*
                                  ------------------------------------
                                 J. Thomas McGrath
                                 President and Chief Executive Officer


             THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

           Signature                                          Title                                      Date
           ---------                                          -----                                      ----
     /s/ J. Thomas McGrath*                      President, Chief Executive Officer                  March 30, 2001
----------------------------------               and Director (Principal Executive Officer)
     J. Thomas McGrath

     /s/ Steve Butler*                           Chief Financial Officer                             March 30, 2001
----------------------------------               (Principal Financial and Accounting Officer)
     Steve Butler

     /s/ Donald L. Sturm*                        Chairman of the Board                               March 30, 2001
----------------------------------
     Donald L. Sturm

     /s/ Kevin C. McTavish*                      Director                                            March 30, 2001
----------------------------------
     Kevin C. McTavish

     /s/ William S. Price III*                   Director                                            March 30, 2001
----------------------------------
     William S. Price III

     /s/ James O. Spitzenberger*                 Director                                            March 30, 2001
----------------------------------
     James O. Spitzenberger

     /s/ John C. Stiska*                         Director                                            March 30, 2001
----------------------------------
     John C. Stiska

     /s/ Melanie L. Sturm*                       Director                                            March 30, 2001
----------------------------------
     Melanie L. Sturm

     /s/ John G. Donoghue*                       Director                                            March 30, 2001
----------------------------------
     John G. Donoghue

*By:  /s/ Jeffrey L. Dykes
     ------------------------------------
     Jeffrey L. Dykes as Attorney-in-Fact
     March 30, 2001

                                 EXHIBIT INDEX


Exhibit Number                    Description of Exhibit
--------------                    ----------------------

    5.1            Opinion of Jeffrey L. Dykes (opinion re: legality)
   23.1                   Consent of PricewaterhouseCoopers LLP
   23.2         Consent of Jeffrey L. Dykes (included in Exhibit 5.1 hereto)
   24.1                            Power of Attorney
   99.1        Verado Holdings, Inc., Life Event Celebration Stock Award Plan




                                       7